Exhibit 99.1

FOR IMMEDIATE RELEASE

Equifax Names Robert W. Selander as New Independent Director

ATLANTA, March 21, 2018 – Equifax Inc. (NYSE: EFX) today announced that Robert W. Selander, the former President and Chief Executive Officer of Mastercard Incorporated (NYSE:MA), has been appointed to the Board of Directors. The Equifax Board now consists of 12 directors, all of whom are independent.

“Bob Selander is an outstanding addition to our Board of Directors,” said Non-Executive Chairman, Mark L. Feidler. “Bob’s record of strategic innovation and background as a seasoned CEO with knowledge of our industry will strengthen our Board’s broad-based skillset. He will provide valuable insights with respect to our global efforts to rebuild trust with our stakeholders while ensuring long-term business success.”

Mr. Selander served as President and Chief Executive Officer of Mastercard from 1997 until 2010. At Mastercard, Mr. Selander built and structured a complete, outward-facing organization which went public and achieved a market capitalization of over $25 billion. He joined Mastercard International Inc. in 1994, where he served as President of Mastercard’s Europe, Middle East, Africa and Canada regions until his appointment as President and CEO. Prior to Mastercard, he spent 20 years at Citibank, where he held several leadership positions including managing parts of Citibank’s Consumer Financial Services business in the United States, Brazil, Puerto Rico and the United Kingdom.

Mr. Selander holds a B.S. in Industrial Engineering from Cornell University and an MBA from Harvard University. He currently serves as non-executive chairman of the Board of HealthEquity, Inc. and as a director of Western Union Company.

About Equifax

Equifax is a global information solutions company that uses trusted unique data, innovative analytics, technology and industry expertise to power organizations and individuals around the world by transforming knowledge into insights that help make more informed business and personal decisions.

Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 10,300 employees worldwide.

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Marisa Salcines

Media Relations

Marisa.Salcines@equifax.com